SCHEDULE 1
                     10f-3 REPORT

                     MANAGED ASSETS TRUST

                 January 1, 2003 through June 30, 2003


              Trade     Selling      Purchase       % of
Issuer             Date      Dealer       Amount   Price
Issue(1)
Computer Associate  12/6/2002 J.P. Morgan  $200,000 $100.00
0.11A
 Intl.,                  Securities
 1.625% due 12/15/09

Interpublic Group   3/11/2003 J.P. Morgan   250,000  100.00
0.08 B
 Cos. Inc.,                    Securities
  4.500% due 3/15/23

The Walt Disney Co., 4/9/2003 J.P. Morgan  1,500,000 100.00
0.26 C
 2.125% due 4/15/23      Securities




 (1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.


  A - Includes purchases of $300,000 by other affiliated mutual funds.

  B - Includes purchases of $400,000 by other affiliated mutual funds and discretionary accounts.

  C - Includes purchases of $2,000,000 by other affiliated mutual funds and discretionary accounts.